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                                                                    EXHIBIT 99.1



FOR IMMEDIATE RELEASE
THURSDAY, JULY 31, 2003

            GREAT LAKES CARBON CORPORATION EXTENDS OFFER TO EXCHANGE
           10 1/4% SENIOR SUBORDINATED NOTES DUE 2008 UNTIL 9:00 A.M.,
                  NEW YORK CITY TIME, ON FRIDAY, AUGUST 8, 2003
                   AND ANNOUNCES PRICING OF CANADIAN OFFERING
                        BY GREAT LAKES CARBON INCOME FUND

Great Lakes Carbon Corporation (the "Company") today announced that it has extended until 9:00 a.m., New York City time, on Friday, August 8, 2003, its offer to exchange any and all outstanding aggregate principal amount of its 10 1/4% senior subordinated notes due 2008 (the "Notes") for (1) cash equal to 101% of the principal amount of, and 100% of the accrued but unpaid interest on, the Notes, or (2) Stapled Interests effectively exchangeable into Units of Great Lakes Carbon Income Fund, consisting of shares of Class A Common Stock of GLC Carbon USA Inc. and 16% Subordinated Notes due 2013 of GLC Securityholder LLC with an Imputed Exchange Value equal to 116.15% of the principal amount of, and 100% of the accrued but unpaid interest on, each Note. The exchange offer had previously been scheduled to expire at 9:00 a.m. New York City time on Wednesday, July 30, 2003. As of 5:00 p.m., New York City time on July 30, 2003, Notes having an aggregate principal amount of approximately $141 million representing approximately 64% of the total outstanding Notes had been validly tendered and not withdrawn pursuant to the exchange offer. In addition, Great Lakes Carbon Corporation has reached agreement with the holders of Notes having an aggregate principal amount of approximately $74 million, representing approximately an additional 34% of the total outstanding Notes, to purchase such Notes for the consideration offered pursuant to the exchange offer.

The Company also announced that Great Lakes Carbon Income Fund, a Canadian income trust formed to acquire a 35.05% indirect interest in the Company's business, has filed a final prospectus with Canadian securities regulatory authorities with respect to its offering in Canada of C$185,000,000 of Units. The targeted yield on the Units is 12.75% per annum, and the offering of the Units is expected to close on August 12, 2003. The Company expects to close the exchange offer and distribute consideration to the Noteholders who participated in the exchange soon after the closing of the Units offering. The Units will trade on the Toronto Stock Exchange under the symbol "GLC.UN" at closing. The Units have not been, and will not be, registered under the United States Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or applicable exemption from the registration requirements of such Act. The Units are being offered only by means of a prospectus. Accordingly, this press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to qualification under the securities laws of any such jurisdiction.

The Company is the world's largest producer of both anode and industrial grade calcined petroleum coke ("CPC"). Anode grade CPC is used in the production of aluminum. Industrial

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grade CPC is used in the production of other industrial materials including titanium dioxide. The Company produces CPC at its facilities located in Port Arthur, Texas; Enid, Oklahoma; Baton Rouge, Louisiana; and La Plata, Argentina. Any questions or requests for assistance regarding the exchange offer may be directed to U.S. Bank National Association (213-533-8418), which is acting as the Information Agent for the exchange offer.